Exhibit 10.2

Execution Copy

[***] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

June 18, 2013

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

USA

Attention:	Diem Nguyen, General Manager, Biosimilars

Re:	Amendment to the Exclusive License and Supply Agreement between Pfizer Inc. and Protalix Ltd., dated as of November 30, 2009.

Dear Ms. Nguyen:

We refer to the Exclusive License and Supply Agreement between Pfizer Inc. ("Pfizer") and Protalix Ltd. ("Protalix"), dated as of November 30, 2009 (the "Agreement"). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Agreement.

In connection with the anticipated execution by Protalix and Fundação Oswaldo Cruz ("Fiocruz") of a Technology Transfer and Supply Agreement (the "Technology Transfer Agreement"), substantially in the form attached hereto as Exhibit A, providing for the transfer of certain technology and supply of certain product by Protalix to Fiocruz, Protalix and Pfizer wish to amend the Exclusive License and Supply Agreement, pursuant to and as set forth in this letter (this "Letter Amendment").

For good and valuable consideration the receipt and sufficiency of which Pfizer and Protalix hereby acknowledge, Pfizer and Protalix hereby agree as follows:

1.          Pfizer acknowledges and agrees that following execution of this Letter Amendment, notwithstanding any provision of the Agreement to the contrary, (i) Protalix shall have the exclusive rights to research, Develop or Commercialize the Drug Substance or Licensed Product in Brazil and to Manufacture (including Fill/Finish) the Drug Substance or Licensed Product for sale in Brazil, and (ii) Protalix shall have the right to enter into, and perform any of its obligations under, the Technology Transfer Agreement without obtaining any additional consents from Pfizer with respect thereto or having Pfizer participate therein.

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2.          In consideration for the amendments to the Agreement set forth herein, including the right for Protalix to enter into and perform the Technology Transfer Agreement as set forth in paragraph 1 of this Letter Amendment, Protalix shall pay Pfizer [***] twelve million five hundred fifty thousand dollars ($12,550,000) of Protalix's Net Profits per calendar year, commencing on [***], arising from the Commercialization of the Drug Substance and Licensed Product in Brazil, for so long as the Technology Transfer Agreement, the Agreement and this subsequent Letter Amendment remain in effect, provided that for the period of [***], Protalix shall pay Pfizer [***] eighteen million eight hundred twenty-five thousand dollars ($18,825,000) of Protalix’s Net Profits arising from the Commercialization of the Drug Substance and Licensed Product in Brazil. Payments pursuant to this paragraph 2 shall be made on a quarterly basis (i.e., January 1 through March 31, April 1 through June 30, July 1 through September 30, October 1 through December 31) by Protalix within sixty (60) days of the close of each such quarter and will not be refundable. [***]. For the avoidance of doubt, (i) Protalix shall not be required pursuant to this Letter Amendment to pay to Pfizer any amount above twelve million five hundred fifty thousand dollars ($12,550,000) for any year [***], and any additional Net Profits arising from the Commercialization of the Drug Substance and Licensed Product in Brazil in any such year shall be retained by Protalix, and (ii) if Protalix's Net Profit arising from the Commercialization of the Drug Substance and Licensed Product in Brazil is less than twelve million five hundred fifty thousand dollars ($12,550,000) for any year [***], then Protalix shall only be required to pay Pfizer such lesser amount for such year (and Protalix shall not be required to pay any amounts to make up for such shortfall in such year or in any of the following years); provided that, in the event there is a net loss in Brazil, Pfizer shall have no liability to Protalix for such net loss (or any portion thereof). Pfizer and Protalix shall review the operating plan for Brazil on an annual basis, beginning with the first Joint Steering Committee meeting following approval of the Licensed Product for commercialization in Brazil. Protalix shall have the sole authority and exclusive right to determine all operating plans and strategies for the Drug Substance and Licensed Product in Brazil; provided that Protalix shall reasonably consider any comments on such plans and strategies that Pfizer may communicate through the Steering Committee or otherwise.

3.          Notwithstanding anything in Section 14 of the Agreement to the contrary, Pfizer shall have the right to terminate the grant of rights to Protalix for Brazil contained herein and in the relevant Sections of the Agreement (as amended hereby) if Protalix or its designee Fiocruz fails to achieve approval of the Licensed Product in Brazil within [***] of the date of this Letter Amendment; provided that, if at the end of such [***] period, Protalix or its designee Fiocruz is continuing to take good faith commercially reasonable efforts to achieve such approval and such approval is reasonably likely to be obtained within [***] of the date of this Letter Agreement, Pfizer shall not be entitled to terminate the rights granted hereunder. Pfizer also shall have the right to terminate the grant of rights to Protalix for Brazil contained herein and in the relevant Sections of the Agreement (as amended hereby) if the Technology Transfer Agreement between Protalix and Fiocruz terminates before completion of the contemplated technology transfer. In order to terminate pursuant to this paragraph 3, Pfizer must give written notice within ten (10) days after Pfizer’s termination right pursuant to this paragraph first arises.

4.          For the avoidance of doubt, as used in this Letter Amendment, the term "Commercialize" includes the activities referred to in Section 1.12 of the Agreement with respect to both Drug Substance and Licensed Product.

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5.          Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following: ""Capacity Cap" means the Current Capacity Cap or, after the Increased Capacity Goal is achieved, the Increased Capacity Cap."

6.          Section 1.131 of the Agreement is hereby amended to add "and Brazil" immediately following the reference therein to "Israel".

7.          Section 1.74 of the Agreement is hereby amended to [***].

8.          Section 4.3(c)(v) of the Agreement is hereby amended to delete the reference therein to: ", including plans and strategies for[***].

9.          Section 5.2(c) of the Agreement is hereby amended by deleting it in its entirety and inserting the following sentences: "With respect to the Drug Substance Manufacturing capacity of the current Protalix manufacturing facility (the "First Floor Facility"), Pfizer and Protalix shall dedicate capacity to those patients then-currently receiving Licensed Product. Allocation of Drug Substance shall be performed monthly and agreed to by the Supply Chain Committee, wherein such allocation assumes sufficient production of Drug Substance in an amount equal to [***] equivalents per month. Allocation within and outside the Territory shall occur at the final step of shared production between Pfizer and Protalix, which will depend on where the supply chain segregates in the month of allocation; that is, allocation may describe any of Drug Substance or Licensed Product, depending on a given month (such allocation priority, including as set forth herein, the "Allocation Priority"). Priority shall be given to [***]. Overages or excess inventory in a given month will be allocated to technical programs, inventory builds, and commercial sales as recommended and agreed upon by the Supply Chain Committee. Subject to and in accordance with the terms of this Section 5 and the Quality Agreement, Protalix shall supply all quantities of Drug Substance ordered by Pfizer under this Agreement for clinical and commercial use in the Field in the Territory."

10.         The Agreement is hereby amended to replace the term "Allocation Percentage" with the term "Allocation Priority", for each instance such term is referenced in the Agreement.

11.         Section 5.5(e) of the Agreement is hereby amended to add the following sentence at the end of such section: "Notwithstanding anything to the contrary in this Agreement [***]."

12.         Section 5.6 of the Agreement is hereby amended to add the following new Section 5.6(f): "Protalix shall provide to Pfizer monthly forecasts of the quantities of Drug Substance and Licensed Products Protalix anticipates requiring for supply outside of the Territory on a rolling four-calendar quarter basis, each of which shall update the prior projections (the "Protalix Projections"). On the Effective Date, or such later date that allows for delivery outside of the Territory, Protalix shall issue to Pfizer an initial forecast (the "Initial Protalix Forecast") for the four (4) calendar quarters commencing with the first quarter post approval of the Licensed Product for commercialization in Brazil, together with a firm purchase order for the first quarter for Licensed Product for delivery outside the Territory. The quantities of Licensed Product deliveries specified for the following quarter of the Initial Protalix Forecast shall be binding and the remaining two (2) quarters for the Initial Protalix Forecast shall be non-binding. Thereafter, ninety (90) days prior to the first business day of each subsequent calendar quarter, Protalix shall deliver to Pfizer a rolling four (4) calendar quarter forecast updating the prior forecast. The quantities of the Licensed Product deliveries for the following one (1) quarter shall be binding and the remaining two (2) quarters of such forecast shall be non-binding. Purchase orders for material outside the Territory will be issued in accordance with the Manufacturing Service and Supply Agreement between Pfizer Inc. [***] and Protalix."

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13.         Section 5.6 of the Agreement is hereby amended to add the following new Section 5.6(g): "The parties hereby agree to create and follow a monthly inventory accountability process, commencing in the month the Technical Transfer Agreement is executed, to provide both Protalix and Pfizer full transparency of global inventory positions of both Parties, movement of inventory between locations, consumption of inventory for technical trials, stability sampling, clinical programs and Commercialization both outside and inside the Territory, each as conducted by such Party."

14.         Section 5.8 of the Agreement is hereby amended to add the following new Section 5.8(d): "Delivery Terms of Final Product or Packaged Product for Brazil. Notwithstanding anything in this Agreement to the contrary, any Licensed Product purchased by Protalix from Pfizer for purposes of Commercialization in Brazil, whether in fully-packaged form or in naked vials, shall be supplied to Protalix [***]. Such Licensed Product shall be shipped [***]. Protalix shall be responsible for [***] and for compliance with all applicable Laws and Regulatory Approvals for the Licensed Product in Brazil."

15.         For the avoidance of doubt, until full completion of the Technology Transfer, as defined in the Technology Transfer Agreement, the Quality Agreement (including the change control procedures outlined in the Quality Agreement) shall apply to all proposed changes to the Drug Substance, Licensed Product manufacturing process and testing with respect to all territories including Brazil, with the intention of ensuring one common Drug Substance and Licensed Product process across territories and fungible inventory, as practical. Upon completion of the Technology Transfer, with respect to Brazil, Protalix shall reasonably consult with Pfizer regarding any proposed changes to the Drug Substance process with respect to Brazil, with the intention of ensuring one common Drug Substance process across territories and fungible inventory, such consultation as practical, but no less frequently than once per calendar year. Protalix shall use Commercially Reasonable Efforts to accommodate the suggestions of the Supply Chain Committee relating to any such proposed change, but shall retain sole discretion regarding whether any such proposed change shall be implemented with respect to Brazil, including implementation of any change that would create segregated specifications and inventories for Brazil.

16.         Section 5.13 of the Agreement is hereby deleted in its entirety.

17.         For purposes of this Letter Amendment and solely for purposes of establishing the accounting and procedure for payment in connection with the approval and commercialization of the Licensed Product in Brazil, (i) Section 7 of the Agreement is hereby amended to replace all references to "Pfizer" with "Protalix," all references to "Protalix" with "Pfizer", and all references to "the Territory" with "Brazil"; (ii) Section 7.1(a)(iii) will not apply; (iii) Section 7.1(b) is amended to delete the phrase (as revised) "Pfizer shall pay Pfizer’s share of the Net Loss, if any, to Protalix"; and (iv) Sections 7.1(c) (i)-(iii), 7.1(d) and 7.6(a)-(c) will not apply. For all other purposes, Section 7 shall remain unchanged, except as set forth below.

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18.         For purposes of this Letter Amendment and solely for purposes of establishing the accounting and procedure for payment in connection with the approval and commercialization of the Licensed Product in Brazil, Section 7.1(c)(iv) is further amended to replace all references to “each party’s share of Net Profit” to “Pfizer’s share of Net Profit”. All references to “Net Loss” shall not apply.

19.         For all purposes other than establishing the accounting and procedure for payment in connection with the approval and commercialization of the Licensed Product in Brazil, Section 7.1(c)(i) of the Agreement is hereby amended to change the amount [***] to [***].

20.         Section 7.5 of the Agreement is hereby amended to add the following immediately after the reference to "calculation of Actual Price to be verified.": "Protalix shall, and shall cause its Affiliates and sublicensees to keep accurate books and records setting forth all payments and other transfers made by Protalix or any of its Affiliates or sublicensees in connection with the Technology Transfer Agreement."

21.         For purposes of this Letter Amendment and the approval and commercialization of the Licensed Product in Brazil:

(a)	Section 7.6 is hereby amended by adding the following, new Section 7.6(d): "VAT. It is understood and agreed between the Parties that any payments made by Protalix to Pfizer under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable.

(b)	Section 7.6 is hereby amended by adding the following, new Section 7.6(e): "Tax Cooperation with respect to Brazil. To the extent Protalix is required to deduct and withhold taxes on any payments to Pfizer, Protalix shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Pfizer an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim credits for such payments of taxes. Pfizer shall provide to Protalix any tax forms that may be reasonably necessary in order for Protalix not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Pfizer shall use reasonable efforts to provide any such tax forms to Protalix at least thirty (30) days prior to the due date for any payments for which Pfizer desires that Protalix apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax. Each party further agrees to provide reasonable cooperation to the other party, at the other party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by Protalix to Pfizer under this Agreement."

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(c)	Section 7.6 is hereby amended by adding the following, new Section 7.6(f): "Withholding Taxes with respect to Licensed Product Commercialized in Brazil. If Protalix is required to make a payment to Pfizer subject to a deduction of tax or withholding tax, (i) if such withholding or deduction obligation arises as a result of any failure on the part of Protalix to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the parties hereto (a "Protalix Withholding Tax Action"), then the sum payable by Protalix (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Pfizer receives a sum equal to the sum which it would have received had no such Protalix Withholding Tax Action occurred, (ii) otherwise, the sum payable by Protalix (in respect of which such deduction or withholding is required to be made) shall be made to Pfizer after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the applicable Governmental Authority in accordance with applicable Law."

(d)	Notwithstanding anything to the contrary herein, (i) if Pfizer’s invoicing to Protalix for the compensation due under this Letter Amendment (or Protalix’s payment to Pfizer of any such amounts) or any other amounts required to be paid by Protalix to Pfizer in connection with the Letter Amendment or Technology Transfer Agreement (including the purchase of Licensed Product) would trigger the application of any value added or similar tax (VAT), Pfizer and Protalix shall negotiate in good faith to reach an agreement with respect thereto (including with respect to any reasonable and legally permissible arrangements to minimize or mitigate such taxes), with the intent of preserving the economics of the current arrangement between Protalix and Pfizer to the extent reasonably possible, and (ii) Pfizer shall not change the route of shipments of Licensed Products nor change the seller of the Licensed Products to a non-U.S. entity in any manner that would trigger the application of any such taxes for which Protalix is responsible hereunder absent agreement by the parties.

22.         Section 9.4(b) of the Agreement is hereby amended to add the following immediately after the reference to "Except as set forth in Sections 9.3, 9.4(a) or 9.4(c)" therein:", or with respect to any activities or contemplated activities of Protalix relating to the Brazilian market".

23.         Section 10.1(r) of the Agreement is hereby amended to (1) add the following immediately after the reference “Protalix”: [***]

24.         Section 10.1 of the Agreement is hereby amended by adding a new subsection (v): [***]

25.         Section 10.1 of the Agreement is hereby amended by adding a new subsection (w): [***]

26.         Section 10.1 of the Agreement is hereby amended by adding a new subsection (x): [***]

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27.         Section 10.1 of the Agreement is hereby amended by adding a new subsection (y): [***]

28.         Section 10.1 of the Agreement is hereby amended by adding a new subsection (z): [***]

29.         Appendix 10.1(t) is hereby deleted in its entirety and replaced with the attached new Appendix 10.1(t) hereto.

30.         Exhibit I is hereby deleted in its entirety and replaced with attached new Exhibit I hereto.

31.         Notwithstanding any other termination right Pfizer has in the Agreement, Pfizer may terminate this Letter Amendment (including the grant of rights to Protalix for Brazil contained herein and in relevant Sections of the Agreement (as amended hereby)) if Protalix breaches 10.1(v), (w), (y) or (z) of the Agreement (as amended hereby). In order to terminate pursuant to this paragraph with respect to any such breach, Pfizer must give written notice of termination to Protalix specifying such breach within fifteen (15) Business Days after Pfizer’s termination right pursuant to this paragraph first arises with respect to such breach. Such termination shall be effective [***] after such written notice of termination is given, provided that such termination shall not be effective if (i) such breach has been cured within such [***] period, (ii) other than with respect to breach of Section 10.1 (z), within [***] of receiving such notice, [***].

32.         Section 14.2(a) is hereby amended to add the following: “For the avoidance of doubt, and notwithstanding the foregoing, a breach of sections 10.1(r), (t), or (u) shall be considered a material breach for purposes of this section 14.2(a).”

33.         Section 14.2(b) of the Agreement is hereby amended to add the following immediately after the reference to “applicable Laws are being or have been made”: “or promised” and to add the following immediately after the reference to "to Government Officials by Protalix”: “or any agent or subcontractor engaged in activities on behalf of Protalix” and to add the following immediately after the reference to "Protalix's provision of services to any Third Party": "or in connection with the Technology Transfer Agreement."

34.         For purposes of this Letter Amendment and solely for the calculation of Net Profits and Net Loss in connection with the approval and commercialization of the Licensed Product in Brazil, Exhibit E of the Agreement shall be amended to: [***]

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35.         Protalix or its designee Fiocruz shall have the right to file a marketing authorization application in Brazil and seek Regulatory Approval for such application for the Licensed Product. In support of, and solely for use in connection with, the prosecution of such marketing authorization application and obtaining Regulatory Approvals for the Licensed Product in Brazil, Pfizer hereby grants to Protalix and its designee Fiocruz an exclusive right of access/reference in Brazil to any data, including clinical dossiers controlled by Pfizer or any of its Affiliates that relate to the Drug Substance or Licensed Product in Brazil, and Pfizer shall provide a signed statement to this effect, if requested by Protalix or its designee Fiocruz to the extent required in Brazil or otherwise provide appropriate notification of such right of Protalix or its designee Fiocruz to the applicable Regulatory Authority in Brazil. Pfizer shall (and shall cause its relevant Affiliates to) provide such assistance (including, without limitation, executing any documents or taking any actions reasonably requested by Protalix or its designee Fiocruz) as Protalix or its designee Fiocruz reasonably requires to obtain Regulatory Approvals (including, without limitation, filing marketing authorization applications) in its own name for the Licensed Product in Brazil (including cancellation of the corresponding marketing authorization held by Pfizer or Pfizer’s Affiliate in Brazil if required by applicable Law or by an applicable Regulatory Authority in order for Protalix or its designee Fiocruz to obtain such Regulatory Approval). Protalix and its designee Fiocruz shall have the sole right to apply for and secure exclusivity rights that may be available under the Law of Brazil, including any Regulatory Exclusivity. Pfizer shall use Commercially Reasonable Efforts to cooperate with Protalix and its designee Fiocruz and to take such reasonable actions to assist Protalix and its designee Fiocruz, in obtaining such exclusivity rights in Brazil, as Protalix or its designee Fiocruz may reasonably request from time to time.

36.         Until any marketing authorization application for Licensed Product submitted by Protalix or its designee Fiocruz is approved by the National Sanitary Surveillance Agency of the Brazilian Government (or any successor or replacement agency that has the authority to grant the necessary Regulatory Approvals) ("Anvisa") and any other required Regulatory Approval is obtained by Protalix or its designee Fiocruz, and with respect to any Pfizer or Pfizer Affiliate Regulatory Approvals and regulatory filings (including, without limitation, marketing authorizations) in Brazil and related data: (i) Pfizer shall provide Protalix notice of all meetings, conferences, and discussions (including meeting of experts convened by any Regulatory Authority in Brazil concerning any topic relevant to the Licensed Product) scheduled with any Regulatory Authority in Brazil concerning any regulatory matters relating to the Licensed Product promptly after the scheduling of such meeting, conference, or discussion (to the extent Pfizer is made aware of them in advance). Protalix or its designee Fiocruz shall be entitled to have one or more representatives present at all such meetings unless prohibited by Applicable Law or unless reasonably impracticable under the circumstances. Protalix or its designee Fiocruz and Pfizer shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences and discussions with such Regulatory Authority; provided that Pfizer shall have final decision-making authority over such matters, (ii) Pfizer shall provide Protalix or its designee Fiocruz with copies, which copies may be in draft form, of all material submissions to any Regulatory Authority in Brazil relating to the Licensed Product, to be provided sufficiently in advance of such planned submission to such Regulatory Authority in order to allow Protalix or its designee Fiocruz to provide comments regarding such submission, which comments shall be considered by Pfizer in good faith with respect to such submission; provided that Pfizer shall have final decision-making authority over such matters; (iii) Pfizer and Protalix (or Protalix's designee Fiocruz) shall provide to the other, as soon as reasonably practicable but in no event more than three (3) Business Days after its receipt, copies of any material documents or other material correspondence received from any Regulatory Authority in Brazil; and (iv) Pfizer shall reasonably cooperate with Protalix or its designee Fiocruz regarding (a) filings and communications with any Regulatory Authority, (b) patient advocacy and support, and (c) pharmacovigilance activities, in each case, in Brazil with respect to the Drug Substance or the Licensed Product; provided that Pfizer shall have final decision-making authority over such matters. For purposes of clarification, Pfizer is not obligated to pursue additional indications and/or submissions in Brazil other than required modifications due to those related to safety under the current, Pfizer marketing authorization.

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37.         Once Protalix or its designee Fiocruz has successfully received Regulatory Approval for the Licensed Product, Protalix shall have the sole authority and exclusive right to determine all regulatory plans and strategies for the Licensed Product in Brazil; provided that Protalix or its designee Fiocruz shall reasonably consider any comments on such plans and strategies that Pfizer may communicate through the Steering Committee or otherwise. Protalix (or one or more of its designated Affiliates) or its designee Fiocruz will own its marketing authorization application and be responsible for preparing, seeking, submitting and maintaining all related regulatory commitments including filings and Regulatory Approvals for the Licensed Product in Brazil, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval. Until Protalix or its designee Fiocruz have successfully received Regulatory Approval for the Licensed Product in Brazil (and the corresponding marketing authorization held by Pfizer or its Affiliate in Brazil has been cancelled), Protalix and its designee Fiocruz shall have express and irrevocable authorization and approval for Protalix and its designee Fiocruz to import the Licensed Product and Drug Substance into Brazil under Pfizer's or its Affiliates’ Regulatory Approvals with Regulatory Authorities in Brazil, as allowed under applicable law, which express authorization and approval is set forth in writing on Exhibit E to this Letter Amendment (and which will be attached as an appendix to the Technology Transfer Agreement). Pfizer or Pfizer’s relevant Affiliate shall issue one or more of such authorizations as reasonably required by Protalix or its designee Fiocruz.

38.         Pfizer and Protalix shall negotiate in good faith to execute a Transitional Services Agreement ("TSA") for the Licensed Product within [***] of the effective date of this Letter Amendment, under which Pfizer will provide reasonable transitional services as needed, including those services set forth on Exhibit F. Within [***] of the execution of the Technology Transfer Agreement, and annually thereafter, Protalix and Pfizer shall mutually agree upon a written list of any services in addition to those set forth on Exhibit F to be performed under the TSA, which services are required to be performed under applicable Law. Protalix is liable to Pfizer for all actual Pfizer costs associated with providing such transitional services, as defined in the TSA and agreed upon by the Parties as set forth herein, from the date of the execution of this Letter Amendment, which costs shall not, in any event, exceed the costs set forth on Exhibit F, unless otherwise expressly agreed in advance by Protalix and Pfizer in writing. Notwithstanding the foregoing, Protalix shall be responsible for expenses relating to the engagement by Protalix of fully-dedicated medical personnel in Brazil to support the Licensed Product, as needed. Pfizer’s obligation to provide Immediate Transitional Services (as identified in Exhibit F and to be defined in the TSA) shall terminate upon the earlier of (a) [***] following Protalix’s or its designee Fiocruz’s receipt of Regulatory Approval of the Licensed Product in Brazil or (b) with respect to a specific Immediate Transitional Service(s) or all Immediate Transitional Services, [***] upon written notice from Protalix. Pfizer agrees to provide Continued Transitional Services (as identified in Exhibit F and to be defined in the TSA) for at least [***] following the execution of the TSA, until mutually agreed upon by the parties; provided that Pfizer’s obligation to provide Continued Transitional Services shall [***] following the execution of the TSA. Protalix may terminate specific or all Continued Transitional Services at any time [***] after the execution of the TSA, by providing [***] written notice to Pfizer. The TSA shall be appended hereto upon execution of such TSA as Exhibit G. Pfizer and Protalix shall negotiate in good faith to execute a revised pharmacovigilance agreement upon approval of Protalix or its designee Fiocruz’s marketing authorization of the Licensed Product in Brazil. Such written plan shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with applicable Laws, including any local regulatory requirements.

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39.         Pfizer acknowledges and agrees that, while this Letter Amendment is in effect, Protalix is permitted to sublicense to Fiocruz the Product Marks pursuant to the Technology Transfer Agreement for use as they exist on the labeling and packaging of finished packaged product at the time such finished packaged product is supplied to Fiocruz, and subject to the quality control provisions set forth in the Technology Transfer Agreement, which shall be at least as protective as those set forth in Section 4.9(d) of the Agreement.

40.         Pfizer acknowledges and agrees that, while this Letter Amendment is in effect, Protalix is permitted to sublicense to Fiocruz any drug product manufacturing-related enhancements to or new presentations of Licensed Product developed or otherwise owned by Pfizer or its Affiliates ("Pfizer Improvements"), pursuant to the Technology Transfer Agreement, subject to the provisions set forth herein; provided that the Pfizer Improvements are used solely for the Licensed Product by Protalix and Fiocruz. In the event Protalix chooses to sublicense such Pfizer Improvements to Fiocruz, Pfizer shall provide reasonable technical support ("Technical Support") to transfer technical manufacturing information (all data in Pfizer’s possession or control relating to process conditions, in-process controls, analytical methodology and formulation) relating solely to the Pfizer Improvement in connection with such sublicense to Protalix.  Such Technical Support shall consist only of the transfer of the technical manufacturing information, as well as access to and availability of Pfizer personnel knowledgeable with respect to the Pfizer Improvement, including consultation by phone.  Technical Support for each Pfizer Improvement will be limited to 40 person hours.  Pfizer is not obligated to provide equipment, material, or additional people as part of Technical Support related to any Pfizer Improvement. Should additional Technical Support be required beyond the 40 person hours to complete the transfer of the technical manufacturing information ("Additional Technical Support"), Protalix shall provide to Pfizer a written request prior to initiation of such Additional Technical Support. Pfizer and Protalix must mutually agree on the Additional Technical Support.  Protalix is liable to Pfizer for all actual Pfizer costs associated with Technical Support and Additional Technical Support to Protalix, including out-of pocket expenses (including, without limitation, reasonable travel, lodging and meal expenses) and costs of Pfizer's personnel, the latter to be charged to Protalix on a per-hour basis, at an hourly rate of [***].

41.         Section 15.1 of the Agreement is hereby amended by (i) deleting the period at the end of subsection (a)(iii) thereof and replacing it with a semi-colon and (ii) adding the following new subsection (a)(iv): "(A) any claim made by an ATME Person against Pfizer for any consideration allegedly owed to an ATME Person in connection with Commercialization of the Licensed Product in Brazil, or the Technology Transfer Agreement, or (B) any inquiry, investigation, litigation or proceeding by a governmental authority or Third Party regarding any ATME Person in connection with the Commercialization of the Licensed Product in Brazil by Protalix, the Technology Transfer Agreement, or any other actions of an ATME Person on behalf of Protalix."

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42.         Pfizer and Protalix shall reasonably cooperate in good faith to execute any additional amendments or agreements, and take any other actions reasonably necessary to properly effectuate the terms and conditions of this Letter Amendment and to make the Agreement (and any related agreements) consistent with this Letter Amendment.

43.         This Letter Amendment is not effective until the Technology Transfer Agreement in substantially the same form as of the date hereof has been signed by Protalix and Fiocruz and is in effect.

44.         The terms and existence of this Letter Amendment (including the Exhibits hereto) and any negotiations between Pfizer and Protalix relating hereto shall be deemed the Confidential Information of both Pfizer and Protalix and shall be subject to the provisions of the Agreement relating to Confidential Information. Notwithstanding the foregoing, Pfizer acknowledges and agrees that Protalix BioTherapeutics, Inc. shall have the right to describe (and, as reasonably necessary, include) this Letter Amendment in its U.S. Securities and Exchange Commission ("SEC") filings; provided, that Pfizer and Protalix agree to reasonably cooperate with each other to prepare a redacted version of this Letter Amendment to be so filed with the SEC.

45.         This Letter Amendment shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.

46.         The terms of the Agreement shall remain in full force and effect, other than as set forth in this Letter Amendment or pursuant to the terms of the Agreement.

47.         The provision of an unsigned draft of this Letter Amendment shall not be deemed an offer by, or create any obligation on behalf of, the party providing such draft. This Letter Amendment shall become effective only upon the execution of this Letter Amendment by both Pfizer and Protalix. This Letter Amendment may be executed in any counterparts, each of which, when executed, shall be deemed to be an original and which together shall constitute one and the same document.

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Please indicate your agreement with the foregoing by countersigning a copy of this letter.

Very truly yours,

PROTALIX LTD.

By:	/s/ David Aviezer
Name:	David Aviezer, Ph.D.
Title:	President and
Chief Executive Officer

Accepted and agreed this 18th day of June, 2013

PFIZER INC.

By:	/s/ Diem Nguyen
Name: Diem Nguyen
Title: General Manager, Biosimilars

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Exhibit A

[***]

Exhibit B

[***]

Exhibit C

[***]

Exhibit E

English-Language Version:

To

Agência Nacional de Vigilância Sanitária (ANVISA/MS)

DECLARATION OF IMPORT AUTHORIZATION

BY LEGAL ENTITY WHICH DOES NOT HOLD REGULARIZATION BEFORE ANVISA

(Legal Basis: RDC Nº 81/08 – CHAPTER VII – ITEM 7B)

REFERENCE: Import License/IL nº _____/_________________-________

The company Laboratórios PFIZER Ltda., a limited liability company organized and existing under Brazilian law, with its principal place of business at Avenida Presidente Tancredo De Almeida Neves, 1555, in the City of Guarulhos, State of São Paulo, enrolled in the CNPJ under No. 46.070.868/0001-69, duly regularized before ANVISA – Agência Nacional de Vigilância Sanitária under Nº 1.00216-6, represented by its Legal Representative and Legal Responsible and by its Technical Responsible José Claudio Bumerad, CPF nº 057.594.678-40, CRF-SP nº 43.746, undersigned, grants authorization to import, directly from its supplier Protalix Ltd., the product indicated below, and which holds the regularization document before Ministério da Saúde/Agência Nacional de Vigilância Sanitária.

Authorized Importer:	Fiocruz – Instituto de Tecnologia em Imunobiológicos, Bio-Manguinhos CNPJ nº 33.781.055/0015-30

Description of the health product:	Registration nº at ANVISA	Term
Product: Uplyso* (alfataliglicerase) Therapeutic class: Enzyme for replacement (*) Mark applied.	1.0216.0229.001-3	24 months

In compliance with the determination of RDC nº 81/08, we authorize exclusively the importer mentioned above to use the abovementioned register, and, therefore, its transfer is prohibited.

We expressly assume the commitment to and compliance with the standards and procedures of health legislation, as well as recognize the penalties to which we may be subject, pursuant to Law No. 6437, August 1977.

Legal Representative: ___________________

Legal Responsible:___________________

Technical Responsible: José Claudio Bumerad – CPF nº 057.594.678-40/ CRF-SP nº 43.746

Valid for two years from issuance

Rio de Janeiro, __________________________.

Legal Representative	Legal Responsible

_____________________________

Technical Responsible

Portuguese-Language Version:

À

Agência de Vigilância Sanitária (ANVISA/MS)

DECLARAÇÃO DE AUTORIZAÇÃO DE IMPORTAÇÃO

POR PESSOA JURÍDICA NÃO DETENTORA DA REGULARIZAÇÃO JUNTO À ANVISA

(Base legal: RDC Nº 81/08 – CAPÍTULO VII – ITEM 7B)

REFERENTE: Licença de Importação/LI nº _____/_________________-________

A empresa Laboratórios PFIZER Ltda., com uma sociedade limitada constituída e existente de acordo com as leis do Brasil, com sua sede social na Av. Presidente Tancredo de Almeida Neves, 1555 na Cidade de Guarulhos, Estado de São Paulo, inscrita no CNPJ sob nº. 46.070.868/0001-69, devidamente regularizada na ANVISA – Agência Nacional de Vigilância Sanitária sob o Nº 1.00216-6, representada pelo seu Representante Legal ______________________________, Responsável Legal ______________________________, e por seu Responsável Técnico José Claudio Bumerad, CPF nº 057.594.678-40, CRF-SP nº 43.746, abaixo assinados, concede Autorização para Importação, diretamente de sua fornecedora Protalix Ltd, do Produto abaixo indicado, do qual somos detentores do(s) documento(s) de regularização perante o Ministério da Saúde/Agência Nacional de Vigilância Sanitária.

Importador Autorizado:	Fiocruz – Instituto de Tecnologia em Imunobiológicos, Bio-Manguinhos CNPJ nº 33.781.055/0015-30

Descrição do produto para saúde:	Nº de Registro ANVISA	Validade
Produto: Uplyso* (alfataliglicerase) Classe terapêutica: Enzima para reposição (*) Marca depositada.	1.0216.0229.001-3	24 meses

Cumprindo a determinação da RDC nº 81/08, autorizamos única e exclusivamente o importador acima citado a utilizar e registro supracitado, sendo, portanto, verdade o repasse do mesmo.

Assumimos expressamente o compromisso de observância e cumprimento das normas e procedimentos pela legislação sanitária, bem como de ciência das penalidades as quais ficaremos sujeitos, nos termos da lei nº 6.437, de agosto de 1977.

Representante Legal: ___________________

Responsável Legal: ___________________

Responsável Técnico: José Claudio Bumerad – CPF nº 057.594.678-40/ CRF-SP nº 43.746

Válido por 2 anos da emissão

Rio de Janeiro, ______ de _______________ de _________

_____________________________                                  ___________________________

Representante Legal do Responsável Legal                     Representante Legal

___________________________

Responsável Técnico

Exhibit F

SERVICES TO BE INCLUDED IN TRANSITIONAL SERVICES AGREEMENT

[***]

Exhibit G

TRANSITIONAL SERVICES AGREEMENT

 [***]

Exhibit I

Pursuant to Section 10(u) of the Exclusive License and Supply Agreement between Pfizer Inc. (“Pfizer”) and Protalix Ltd. (“Protalix”) , dated as of November 30, 2009 and the amendment thereto dated [x],

I hereby certify:

[***]

PROTALIX LTD.

NAME:

TITLE:

DATE:

Appendix 10.1(t)

International Anti-Bribery and Anti-Corruption Principles

Pfizer has a longstanding corporate policy that prohibits colleagues or anyone acting on our behalf from providing any payment or benefit to any person or entity in order to improperly influence a government official or to gain an unfair business advantage. Pfizer is committed to performing with integrity, and acting ethically and legally in accordance with all applicable laws and regulations, including, but not limited to, anti-bribery and anti-corruption laws. We expect the same commitment from the consultants, agents, representatives or other companies and individuals acting on our behalf (“Business Associates”), as well as those acting on behalf of Business Associates, in connection with work for Pfizer.

Bribery of Government Officials

Most countries have laws that forbid making, offering or promising any payment or anything of value (directly or indirectly) to a government official when the payment is intended to influence an official act or decision to award or retain business. Under Pfizer’s policies, “government official” is broadly interpreted and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office; or (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations). “Government” is meant to include all levels and subdivisions of governments (i.e., local, regional, or national and administrative, legislative, or executive). Because this definition of “government official” is so broad, it is likely that Business Associates will interact with a government official in the ordinary course of their business on behalf of Pfizer. For example, doctors employed by government-owned hospitals would be considered “government officials” under Pfizer’s policies.

The U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) prohibits making, promising, or authorizing the making of a payment or providing anything of value to a non-U.S. government official to improperly or corruptly induce that official to make any governmental act or decision to assist a company in obtaining or retaining business, or to otherwise obtain an improper advantage. The FCPA also prohibits a company or person from using another company or individual to engage in any of the foregoing activities. As a U.S. company, Pfizer must comply with the FCPA and could be held liable as a result of acts committed anywhere in the world by a Business Associate.

Appendix 10.1(t)

Anti-Bribery and Anti-Corruption Principles Governing Interactions with Governments and Government Officials

Business Associates must communicate and abide by the following principles with regard to their interactions with governments and government officials:

•	Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly make, promise, or authorize the making of a corrupt payment or provide anything of value to any government official to induce that government official to make any governmental act or decision to help Pfizer obtain or retain business. Business Associates, and those acting on their behalf in connection with work for Pfizer, may never make a payment to or offer a government official any item or benefit, regardless of value, as an improper inducement for such government official to approve, reimburse, prescribe, or purchase a Pfizer product, to influence the outcome of a clinical trial, or otherwise improperly to benefit Pfizer’s business activities.

•	Business Associates, and those acting on their behalf in connection with work for Pfizer, need to understand whether local laws, regulations, or operating procedures (including requirements imposed by government entities such as government-owned hospitals or research institutions) impose any limits, restrictions, or disclosure requirements on compensation, financial support, donations, or gifts that may be provided to government officials. Business Associates, and those acting on their behalf in connection with work for Pfizer, must take into account and comply with any applicable restrictions in conducting their Pfizer-related activities. If a Business Associate is uncertain as to the meaning or applicability of any identified limits, restrictions, or disclosure requirements with respect to interactions with government officials, that Business Associate should consult with his or her primary Pfizer contact before undertaking their activities.

•	Business Associates, and those acting on their behalf in connection with work for Pfizer, are not permitted to offer facilitation payments. A “facilitation payment” is a nominal, unofficial payment to a government official for the purpose of securing or expediting the performance of a routine, non-discretionary governmental action. Examples of facilitation payments include payments to expedite the processing of licenses, permits or visas for which all paperwork is in order. In the event that a Business Associate, or someone acting on their behalf in connection with work for Pfizer, receives or becomes aware of a request or demand for a facilitation payment or bribe in connection with work for Pfizer, the Business Associate shall report such request or demand promptly to his or her primary Pfizer contact before taking any further action.

Appendix 10.1(t)

Commercial Bribery

Bribery and corruption can also occur in non-government, business to business relationships. Most countries have laws which prohibit offering, promising, giving, requesting, receiving, accepting, or agreeing to accept money or anything of value in exchange for an improper business advantage. Examples of prohibited conduct could include, but are not limited to, the provision of inappropriate gifts or hospitality, kickbacks, or investment opportunities offered to improperly induce the purchase of goods or services. Pfizer colleagues are not permitted to offer, give, solicit or accept bribes, and we expect our Business Associates, and those acting on their behalf in connection with work for Pfizer, to abide by the same principles.

Anti-Bribery and Anti-Corruption Principles Governing Interactions with Private Parties and Pfizer Colleagues

Business Associates must communicate and abide by the following principles with regard to their interactions with private parties and Pfizer colleagues:

•	Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly make, promise, or authorize the making of a corrupt payment or provide anything of value to any person to induce that person to provide an unlawful business advantage for Pfizer.

•	Business Associates, and those acting on their behalf in connection with work for Pfizer, may not directly or indirectly, solicit, agree to accept, or receive a payment or anything of value as an improper inducement in connection with their business activities performed for Pfizer.

•	Pfizer colleagues are not permitted to receive gifts, services, perks, entertainment, or other items of more than token or nominal monetary value from Business Associates, and those acting on their behalf in connection with work for Pfizer. Moreover, gifts of nominal value are only permitted if they are received on an infrequent basis and only at appropriate occasions.